Affinity Bancshares, Inc.

Announces First Quarter 2025

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the“Bank”), today announced net income of $1.8 million for the three months ended March 31, 2025, as compared to $1.3 million for the three months ended March 31, 2024.

	At or for the three months ended,
Performance Ratios:	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Net income (in thousands)	$1,831	$1,345	$1,730	$1,031	$1,335
Diluted earnings per share	0.28	0.20	0.26	0.16	0.20
Operating income (1)	1,996	1,738	1,883	1,763	1,374
Adjusted diluted earnings per share (1)	0.30	0.26	0.29	0.27	0.21
Common book value per share	19.25	20.14	20.02	19.49	19.21
Tangible book value per share (1)	16.40	17.30	17.18	16.64	16.36
Total assets (in thousands)	912,496	866,817	878,561	873,582	869,547
Return on average assets	0.83%	0.61%	0.78%	0.48%	0.63%
Return on average equity	5.68%	4.14%	5.43%	3.33%	4.38%
Equity to assets	13.40%	14.90%	14.61%	14.32%	14.18%
Tangible equity to tangible assets (1)	11.65%	13.08%	12.80%	12.49%	12.33%
Net interest margin	3.52%	3.56%	3.52%	3.71%	3.38%
Efficiency ratio	68.55%	75.95%	71.48%	78.74%	75.96%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

•
Net income was $1.8 million for three months ended March 31, 2025 as compared to $1.3 million for the three months ended March 31, 2024, as a result of an increase in net interest income along with a decrease in noninterest expenses offset by a decrease in noninterest income.
•
Operating income for the three months ended March 31, 2025 was $2.0 million as compared to $1.4 million for the three months ended March 31, 2024.

Results of Operations

•
Net interest income was $7.3 million for the three months ended March 31, 2025 compared to $6.7 million for the three months ended March 31, 2024. The increase was due to an increase in interest income on loans, partially offset by increases in deposit and borrowing costs and a decrease in interest income on interest-earning deposits and investment securities.
•
Net interest margin for the three months ended March 31, 2025 increased to 3.52% from 3.38% for the three months ended March 31, 2024. The increase in the margin relates to increases in our yield on earning assets increasing 19 basis points while our deposits and borrowing cost of funds only increased three basis points.
•
Noninterest income decreased $103,000 to $481,000 for the three months ended March 31, 2025, as a result of a decrease in service charges on deposit accounts.

•
Non-interest expense decreased $211,000 to $5.4 million for the three months ended March 31, 2025 compared to the 2024 period, due mainly to a decrease in professional fees.

Financial Condition

•
Total assets increased $45.7 million to $912.5 million at March 31, 2025 from $866.8 million at December 31, 2024, as we experienced loan growth and an increase in interest earning deposits which was funded from growth in our deposits.
•
Total gross loans increased $6.9 million to $721.0 million at March 31, 2025 from $714.1 million at December 31, 2024. The increase was due to steady loan demand in construction and consumer loans.
•
Non-owner occupied office loans totaled $43.4 million at March 31, 2025; the average LTV on these loans is 48.7%, including
o
$16.0 million medical/dental tenants and
o
$27.4 million to other various tenants.
•
Investment securities held-to-maturity unrealized gains were $91,000, net of tax. Investment securities available-for-sale unrealized losses were $5.1 million, net of tax.
•
Cash and cash equivalents increased $33.3 million to $74.7 million at March 31, 2025 from $41.4 million at December 31, 2024.
•
Deposits increased by $56.8 million to $730.3 million at March 31, 2025 compared to $673.5 million at December 31, 2024, with a $33.5 million net increase in demand deposits and a $23.3 million increase in certificates of deposits.
•
Borrowings decreased by $4.8 million to $54.0 million at March 31, 2025 compared to $58.8 million at December 31, 2024 as an advance from the Bank Term Funding program was paid in full.
•
Equity decreased $6.8 million to $122.3 million at March 31, 2025 from $129.1 million at December 31, 2024 from payment of $1.50 per share dividend that was declared and paid in first quarter, along with $1.2 million common stock repurchases.

Asset Quality

•
Non-performing loans decreased to $4.4 million at March 31, 2025 from $4.8 million at December 31, 2024.
•
The allowance for credit losses as a percentage of non-performing loans was 190.3% at March 31, 2025, as compared to 177.9% at December 31, 2024.
•
Allowance for credit losses to total loans decreased to 1.17% at March 31, 2025 from 1.19% at December 31, 2024.
•
Net loan charge-offs were $89,000 for the three months ended March 31, 2025, as compared to net loan charge-offs of $326,000 for the three months ended March 31, 2024.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in the value of our goodwill and other intangible assets; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following tables set forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended March 31,
	2025			2024
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$713,878	$10,648	6.05%	$664,660	$9,499	5.75%
Investment securities held-to-maturity	27,313	421	6.25%	34,213	528	6.21%
Investment securities available-for-sale	38,188	324	3.44%	48,169	463	3.87%
Interest-earning deposits and federal funds	59,305	615	4.21%	50,083	647	5.20%
Other investments	6,185	97	6.36%	5,447	84	6.20%
Total interest-earning assets	844,869	12,105	5.81%	802,572	11,221	5.62%
Non-interest-earning assets	48,093			52,145
Total assets	$892,962			$854,717

Interest-bearing liabilities:
Interest-bearing checking accounts	$81,598	$84	0.42%	$88,057	$103	0.47%
Money market accounts	156,548	1,163	3.01%	140,600	1,086	3.11%
Savings accounts	79,222	555	2.84%	74,412	528	2.85%
Certificates of deposit	238,904	2,444	4.15%	219,806	2,285	4.18%
Total interest-bearing deposits	556,272	4,246	3.10%	522,875	4,002	3.08%
FHLB advances and other borrowings	54,856	522	3.86%	52,615	470	3.59%
Total interest-bearing liabilities	611,128	4,768	3.16%	575,490	4,472	3.13%
Non-interest-bearing liabilities	151,121			156,697
Total liabilities	762,249			732,187
Total stockholders' equity	130,713			122,530
Total liabilities and stockholders' equity	$892,962			$854,717
Net interest rate spread			2.65%			2.49%
Net interest income		$7,337			$6,749
Net interest margin			3.52%			3.38%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

(unaudited)

	March 31, 2025	December 31, 2024
	(Dollars in thousands except per share amounts)
Assets
Cash and due from banks	$6,205	$7,092
Interest-earning deposits in other depository institutions	68,499	34,333
Cash and cash equivalents	74,704	41,425
Investment securities available-for-sale	40,979	36,502
Investment securities held-to-maturity (estimated fair value of $27,505 net of allowance for credit losses of $45 at March 31, 2025 and estimated fair value of $27,286 net of allowance for credit losses of $45 at December 31, 2024)	27,338	27,299
Other investments	6,202	6,175
Loans	720,980	714,115
Allowance for credit loss on loans	(8,457)	(8,496)
Net loans	712,523	705,619
Premises and equipment, net	3,177	3,261
Bank owned life insurance	16,587	16,487
Intangible assets	18,127	18,175
Other assets	12,859	11,874
Total assets	$912,496	$866,817

Liabilities and Stockholders' Equity

Liabilities:
Non-interest-bearing checking	$153,630	$151,395
Interest-bearing checking	84,106	73,841
Money market accounts	164,442	148,752
Savings accounts	81,411	76,053
Certificates of deposit	246,703	223,440
Total deposits	730,292	673,481
Federal Home Loan Bank advances and other borrowings	54,000	58,815
Accrued interest payable and other liabilities	5,925	5,406
Total liabilities	790,217	737,702
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,350,640 issued and outstanding at March 31, 2025 and 6,409,598 issued and outstanding at December 31, 2024)	64	64
Preferred stock (10,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	61,781	62,355
Unearned ESOP shares	(4,088)	(4,378)
Retained earnings	69,600	76,786
Accumulated other comprehensive loss	(5,078)	(5,712)
Total stockholders' equity	122,279	129,115
Total liabilities and stockholders' equity	$912,496	$866,817

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended March 31,
	2025	2024
	(Dollars in thousands except per share amounts)
Interest income:
Loans, including fees	$10,648	$9,499
Investment securities	842	1,075
Interest-earning deposits	615	647
Total interest income	12,105	11,221
Interest expense:
Deposits	4,246	4,002
FHLB advances and other borrowings	522	470
Total interest expense	4,768	4,472
Net interest income before provision for credit losses	7,337	6,749
Provision for credit losses	50	—
Net interest income after provision for credit losses	7,287	6,749
Noninterest income:
Service charges on deposit accounts	316	395
Other	165	189
Total noninterest income	481	584
Noninterest expenses:
Salaries and employee benefits	3,359	3,179
Occupancy	605	618
Data processing	543	511
Other	852	1,262
Total noninterest expenses	5,359	5,570
Income before income taxes	2,409	1,763
Income tax expense	578	428
Net income	$1,831	$1,335
Weighted average common shares outstanding
Basic	6,405,702	6,416,628
Diluted	6,547,817	6,524,332
Basic earnings per share	$0.29	$0.21
Diluted earnings per share	$0.28	$0.20

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes the following information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation tables below for details on the earnings impact of these items.

	For the Three Months Ended
Non-GAAP Reconciliation	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Operating net income reconciliation
Net income (GAAP)	$1,831	$1,345	$1,730	$1,031	$1,335
Net loss on securities available for sale	—	385	—	—	—
ESOP Compensation expense related to dividend	211	—	—	—	—
Merger-related expenses	—	119	196	939	50
Income tax expense	(46)	(111)	(43)	(207)	(11)
Operating net income	$1,996	$1,738	$1,883	$1,763	$1,374
Weighted average diluted shares	6,547,817	6,620,602	6,611,468	6,546,382	6,524,332
Adjusted diluted earnings per share	$0.30	$0.26	$0.29	$0.27	$0.21
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$19.25	$20.14	$20.02	$19.49	$19.21
Effect of goodwill and other intangibles	(2.85)	(2.84)	(2.84)	(2.85)	(2.85)
Tangible book value per common share	$16.40	$17.30	$17.18	$16.64	$16.36
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	13.40%	14.90%	14.61%	14.32%	14.18%
Effect of goodwill and other intangibles	(1.75)%	(1.81)%	(1.81)%	(1.83)%	(1.85)%
Tangible equity to tangible assets (1)	11.65%	13.08%	12.80%	12.49%	12.33%
(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.